Exhibit 4.3

AMENDMENT TO WARRANTS

THIS AMENDMENT TO WARRANTS (this “Amendment”), dated as of January 12, 2016, is by and between Apricus Biosciences, Inc., a Nevada corporation (the “Company”), and the holders named on the signature pages hereto (the “Holders”).

WHEREAS, the Holders are the record and beneficial owners of Warrants (the “Warrants”) to purchase shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), at an original Exercise Price of $1.82 per share (the “Original Exercise Price”) with an original Exercisability Date of August 14, 2015 (the “Original Exercisability Date”) and an original Expiration Date of February 13, 2022 (the “Original Expiration Date”) issued pursuant to subscription agreements, dated February 10, 2015;

WHEREAS, in connection with the sale by the Company of additional shares of Common Stock and warrants to purchase shares of Common Stock pursuant to subscription agreements by and between the Company and certain purchasers (each, a “Subscription Agreement”), including the Holders, on or about the date hereof (the “Financing”), the Company’s board of directors has determined that it is in the best interests of the Company and its shareholders to amend the Warrants to (i) reduce the Original Exercise Price to $0.88, (ii) to amend the Original Exercisability Date to July 12, 2016, and (iii) to amend the Original Expiration Date to January 12, 2023 (such amendments, the “Warrant Amendment”).

WHEREAS, the Warrant Amendment, with respect to each Holder, is conditioned upon the First Closing (as defined in the Subscription Agreements) occurring with respect to such Holder.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, it is hereby agreed as follows:

1. Capitalized Terms. Unless otherwise specified in this Amendment, all terms herein shall have the same meanings ascribed to them in the Warrants.

2. Warrant Amendment. The Holders and the Company hereby agree to the Warrant Amendment.

3. No Other Amendment. Except for the matters set forth in this Amendment, all other terms of the Warrants shall remain unchanged and in full force and effect.

4. Effectiveness of Amendment; Termination. With respect to each Holder, this Amendment is conditioned upon the First Closing occurring as to such Holder, and to the extent the First Closing does not occur as to such Holder, this Amendment shall be null and void as to such Holder (without limiting the effectiveness thereof as to any other Holder).

5. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Amendment shall be governed by, the laws of the State of New York, except for its conflicts of law provisions.

6. Counterparts. This Amendment may be executed in the original or by facsimile in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment to Warrants as of the date first written above.

COMPANY:

APRICUS BIOSCIENCES, INC.

By:
	Name:	Richard W. Pascoe
	Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Amendment to Warrants as of the date first written above.

HOLDER:

SARISSA CAPITAL DOMESTIC FUND LP
By: Sarissa Capital Fund GP LP, its general partner

By:
Print Name: Mark DiPaolo
Title: Authorized Person
Address: 660 Steamboat Road, 3rd Floor
Greenwich, CT 06830

IN WITNESS WHEREOF, the parties have executed this Amendment to Warrants as of the date first written above.

HOLDER:

SARISSA CAPITAL OFFSHORE MASTER FUND LP
By: Sarissa Capital Offshore Fund GP LLC, its general partner

By:
Print Name: Mark DiPaolo
Title: Authorized Person
Address: 660 Steamboat Road, 3rd Floor
Greenwich, CT 06830

IN WITNESS WHEREOF, the parties have executed this Amendment to Warrants as of the date first written above.

HOLDER:

BACARA HOLDINGS LTD.

By:
Print Name:
Title:
Address: